Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Bruce Voss, bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports First Quarter 2014 Financial Results
Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (May 7, 2014)- Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2014, and provided an operating forecast and program updates.

Financial highlights for the first quarter of 2014 include (all comparisons are with the first quarter of 2013):

•	Total revenues increased 37% to $16.0 million, and royalty revenues increased 35% to $7.9 million

•	Non-GAAP net income from continuing operations was $0.35 per diluted share

•	Net income increased 40% to $2.1 million, or $0.10 per diluted share

A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

“We had an excellent first quarter both financially and operationally.  We realized strong year over year revenue and profit growth and a meaningful increase to our cash position.  Additionally, during the quarter several of our partners enjoyed important late-stage regulatory progress further reinforcing the depth of our portfolio and potential for future growth based on new products.  Specifically, Merck received FDA approval for its NOXAFIL® injection for IV use, GlaxoSmithKline filed a supplemental NDA for Promacta® and Lundbeck’s NDA for Carbella™ was accepted for review by the FDA,” said John Higgins, President and Chief Executive Officer of Ligand.

Higgins continued, “this momentum carried into the second quarter when Spectrum Pharmaceuticals announced that Captisol-enabled™ Melphalan met the primary endpoint in its pivotal trial and GlaxoSmithKline won priority review for its Promacta filing for severe aplastic anemia.  Overall we are very pleased with our business as we look forward to our calendar of potential substantive news flow this year.”

First Quarter 2014 Financial Results
Total revenues for the first quarter of 2014 were $16.0 million, an increase of 37% compared with $11.7 million for the same period in 2013. Royalty revenues increased 35% to $7.9 million from $5.8 million for the same period in 2013 primarily due to higher royalties from Promacta. Material sales increased to $5.7 million from $1.5 million for the same period in 2013 due to timing of customer purchases of Captisol® for both clinical and commercial uses.

Cost of goods sold was $2.5 million for the first quarter of 2014, compared with $0.7 million for the same period of in 2013, with the increase due primarily to higher Captisol material sales. Other operating costs and expenses for the first quarter of 2014 were $8.4 million, compared with $7.1 million for the same period in 2013. The increase is primarily due to higher non-cash stock-based compensation expense.

Net income for the first quarter of 2014 was $2.1 million, or $0.10 per diluted share, compared with net income for the first quarter of 2013 of $1.5 million, or $0.07 per diluted share. Non-GAAP net income from continuing operations for the first quarter of 2014 was $7.3 million, or $0.35 per diluted share, compared with non-GAAP net income from continuing operations for the first quarter of 2013 of $4.4 million, or $0.22 per diluted share.

As of March 31, 2014, Ligand had cash, cash equivalents, short-term investments and restricted investments of $26.6 million. During the first quarter of 2014, Ligand paid down $3.4 million in debt.

2014 Financial Forecast
Affirming its previous full-year 2014 financial forecast, the Company expects total revenues to be between $62 million and $64 million, and non-GAAP earnings per diluted share to be between $1.40 and $1.45.

For the second quarter of 2014, Ligand expects total revenues to be between $9.0 million to $9.5 million and non-GAAP earnings per diluted share to be between $0.11 and $0.13. The non-GAAP earnings per diluted share guidance does not include the effects of any increase or decrease in contingent liabilities and non-cash stock-based compensation expense.

First Quarter and Recent Business Highlights
Partnered Program Updates

•
Ligand partner GlaxoSmithKline (GSK) announced that it had submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for Promacta/Revolade® (eltrombopag) for the treatment of cytopenias (a reduction in blood cells) in patients with severe aplastic anemia (SAA) who have had insufficient response to immunosuppressive therapy. SAA is a rare disorder in which the bone marrow fails to make enough new blood cells. There are no approved therapies available for SAA patients who are unresponsive to initial immunosuppressive therapy (IST). Among patients unresponsive to initial IST, approximately 40% die from infection or bleeding within five years of diagnosis. GSK also announced that it has received both Breakthrough Designation and Priority Review status for Promacta in SAA.

•
Ligand announced that it earned a $1 million milestone payment from partner Merck in the first quarter of 2014, triggered by the FDA approval of NOXAFIL® (posaconazole) injection (18 mg/mL). NOXAFIL injection for intravenous use is indicated for prophylaxis of invasive Aspergillus and Candida infections in patients who are at high risk of developing these infections due to being severely immunocompromised, such as hematopoietic stem cell transplant (HSCT) recipients with graft-versus-host disease (GVHD) or those with hematologic malignancies with prolonged neutropenia (low white blood cell counts) from chemotherapy. NOXAFIL injection is indicated for use in patients 18 years of age and older.

•
Ligand announced that it earned a $200,000 milestone payment from partner Lundbeck, triggered by FDA acceptance for review of a New Drug Application (NDA) for Lundbeck’s investigational therapy intravenous carbamazepine, an intravenous formulation of the antiepileptic drug carbamazepine. An action letter is anticipated before the end of 2014. Carbella™ Injection is the proposed U.S. trade name for this product.

•
Ligand partner Spectrum Pharmaceuticals announced that its pivotal trial of Captisol-enabled™ (propylene glycol-free) Melphalan as a conditioning treatment in autologous transplant for patients with multiple myeloma met its primary endpoint. Spectrum also announced that it expects to file an NDA with the FDA in the third quarter of 2014.

Internal Program Progress

•
The last patient completed dosing in Ligand's Phase 1 clinical trial for the glucagon receptor antagonist LGD-6972 for the treatment of type 2 diabetes during the quarter. This first-in-human trial is evaluating the safety and tolerability of single ascending oral doses of LGD-6972 in healthy subjects and in subjects with type 2 diabetes. Results for the trial will be presented at the American Diabetes Associations Scientific Sessions meeting in June of 2014.

Non-GAAP Financial Measures
The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above and in the tables below for the three months ended March 31, 2014 and 2013 exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, and stock-based compensation expense.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call
Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until June 7, 2014 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13580713. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s calendar of potential substantive news flow, expectations regarding potential FDA actions, completion and announcement of clinical trial results, and guidance regarding second-quarter and full-year 2014 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2014 or beyond, that Ligand's 2014 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Royalties	$7,850	$5,826
Material sales	5,715	1,539
Collaborative research and development and other revenues	2,393	4,286
Total revenues	15,958	11,651
Operating costs and expenses:
Cost of goods sold	2,451	663
Research and development	3,131	2,465
General and administrative	5,072	4,502
Lease exit and termination costs	204	89
Total operating costs and expenses	10,858	7,719
Gain from operations	5,100	3,932
Other expense, net	(1,002)	(721)
Increase in contingent liabilities	(1,948)	(1,841)
Income tax expense	(53)	(66)
Income from continuing operations	2,097	1,304
Income from discontinued operations, net of taxes	—	191
Net income	$2,097	$1,495
Basic per-share amounts:
Income from continuing operations	$0.10	$0.06
Income from discontinued operations	—	0.01
Net income	$0.10	$0.07
Diluted per-share amounts:
Income from continuing operations	$0.10	$0.06
Income from discontinued operations	—	0.01
Net income	$0.10	$0.07

Weighted average number of common shares-basic	20,600,683	20,189,378
Weighted average number of common shares-diluted	21,208,023	20,280,030

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$25,252	$15,979
Accounts receivable	4,673	2,222
Inventory	1,949	1,392
Other current assets	841	959
Current portion of co-promote termination asset	688	4,329
Total current assets	33,403	24,881

Restricted cash and investments	1,341	1,341
Property and equipment, net	690	867
Goodwill and other identifiable intangible assets	64,743	65,337
Commercial license rights	4,571	4,571
Long-term portion of co-promote termination asset	448	7,417
Other assets	275	299
Total assets	$105,471	$104,713

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$14,548	$15,501
Current portion of co-promote termination liability	688	4,329
Current portion of note payable	5,769	9,109
Total current liabilities	21,005	28,939

Long-term portion of co-promote termination liability	448	7,417
Long-term portion of deferred revenue	2,085	2,085
Long-term debt	—	—
Other long-term liabilities	16,932	16,659
Total liabilities	40,470	55,100
Stockholders' equity	65,001	49,613
Total liabilities and stockholders' equity	$105,471	$104,713

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	Three Months Ended March 31, 2014
	GAAP	Contingent liabilities adjustment	Mark-to-market adjustment for investments owed to licensors	Stock-based compensation expense	Non-GAAP

Income from operations	$5,100	$—	$—	$2,067	$7,167
Other (expense) income, net	(1,002)	—	1,233	—	231
Increase in contingent liabilities	(1,948)	1,948	—	—	—
Income tax expense	(53)	—	—	—	(53)
Income from continuing operations	2,097	1,948	1,233	2,067	7,345
Income from discontinued operations, net of taxes	—	—	—	—	—
Net income	$2,097	$1,948	$1,233	$2,067	$7,345
Basic per-share amounts:
Income from continuing operations	$0.10	$0.10	$0.06	$0.10	$0.36
Net income	$0.10	$0.10	$0.06	$0.10	$0.36

Diluted per-share amounts:
Income from continuing operations	$0.10	$0.09	$0.06	$0.10	$0.35
Net income	$0.10	$0.09	$0.06	$0.10	$0.35

Weighted average number of common shares-basic	20,600,683	20,600,683	20,600,683	20,600,683	20,600,683
Weighted average number of common shares-diluted	21,208,023	21,208,023	21,208,023	21,208,023	21,208,023

	Three Months Ended March 31, 2013
	GAAP	Contingent liabilities adjustment	Mark-to-market adjustment for investments owed to licensors	Stock-based compensation expense	Non-GAAP

Income from operations	$3,932	$—	$—	$1,124	$5,056
Other (expense) income, net	(721)	—	175	—	(546)
Increase in contingent liabilities	(1,841)	1,841	—	—	—
Income tax benefit	(66)	—	—	—	(66)
Income from continuing operations	1,304	1,841	175	1,124	4,444
Income from discontinued operations, net of taxes	191	—	—	—	191
Net income	$1,495	$1,841	$175	$1,124	$4,635
Basic per-share amounts:
Income from continuing operations	$0.06	$0.09	$0.01	$0.06	$0.22
Discontinued operations	0.01	—	—	—	0.01
Net income	$0.07	$0.09	$0.01	$0.06	$0.23

Diluted per-share amounts:
Income from continuing operations	$0.06	$0.09	$0.01	$0.06	$0.22
Discontinued operations	0.01	—	—	—	0.01
Net income	$0.07	$0.09	$0.01	$0.06	$0.23

Weighted average number of common shares-basic	20,189,378	20,189,378	20,189,378	20,189,378	20,189,378
Weighted average number of common shares-diluted	20,280,030	20,280,030	20,280,030	20,280,030	20,280,030

###